Exhibit 21.1

Subsidiaries of Codexis, Inc.

Name of Subsidiary	State or Jurisdiction in Which Incorporated or Organized
Codexis Mayflower Holdings LLC	Delaware
Codexis Laboratories Netherlands B.V.	Netherlands